Exhibit 99.1

Notice: This translation has been prepared solely for convenience of reference by shareholders.  Please be advised that any discrepancy that may exist between this translation and the Japanese original shall be resolved in favor of the latter. Please also be advised that certain expressions for domestic voting procedures that are not applicable to shareholders outside Japan are translated solely for reference and to avoid confusion.

[Translation]	Securities Code 8752

January 9, 2008

To Our Shareholders:

Notice of Convocation of the Extraordinary Shareholders Meeting

Dear Sirs:

We are pleased to announce that the Extraordinary Shareholders Meeting of the Company will be held as stated below and your attendance is cordially requested.

If you are unable to attend the meeting, you are respectfully requested to study the Reference Document for Shareholders Meeting below and to exercise your voting right in accordance with the guidance on page 2, since you are authorized to exercise voting rights by submitting the required form or via the Internet.

Yours faithfully,

Mitsui Sumitomo Insurance Company, Limited
(the “Company”)
27-2, Shinkawa 2-chome,
Chuo-ku, Tokyo

By:	Toshiaki Egashira President and Representative Director

Particulars

1. Date and Time:          10:00 a.m. on January 31, 2008 (Thursday)

2. Place: Surugadai Building of the Company located at 9, Kanda Surugadai 3-chome, Chiyoda-ku, Tokyo

3.	Purposes of the Meeting:

Matters to be resolved:

First Item:

Approval of Share Transfer Plan

Second Item:

Amendment to Articles of Incorporation

When you attend the meeting in person, please submit the enclosed Voting Right Exercise Form to the receptionist at the place of meeting.

Notice: This translation has been prepared solely for convenience of reference by shareholders.  Please be advised that any discrepancy that may exist between this translation and the Japanese original shall be resolved in favor of the latter. Please also be advised that certain expressions for domestic voting procedures that are not applicable to shareholders outside Japan are translated solely for reference and to avoid confusion.

Guidance for the Exercise of Voting Rights

1. When you attend the meeting in person, please submit the enclosed Voting Right Exercise Form to the receptionist at the meeting place.

2. If you are unable to attend the meeting, please exercise your voting rights by either of the following methods.

By mail:

Please indicate on the enclosed Voting Right Exercise Form your consent or dissent to the items on the agenda and return the form to be received by the transfer agent of the Company by mail on or before 5:00 p.m., January 30, 2008 (Wednesday).

Via the Internet:

(1)	First, please access the designated website for exercising voting rights set forth below and use the “vote exercise code” and “temporary password” printed on the enclosed Voting Right Exercise Form. Then, please register your consent or dissent to the items on the agenda, following the instructions on the display screen, on or before 5:00 p.m., January 30, 2008 (Wednesday).

URL for the website for exercising voting rights: http://www.webdk.net

(2)	If voting rights are exercised via the Internet, the vote registered via the Internet will be recognized as valid even if the Voting Right Exercise Form is returned by mail.

(3)	If a voting right is exercised more than once via the Internet, the last vote registered via the Internet will be recognized as valid.

(4)	Any connection charges and communications expenses payable to Internet providers and telecommunication carriers incurred in connection with the exercise of the voting right via the Internet will be borne by the exercising shareholder.

(5) To access the website for exercising voting rights, the following system environments are required:

For personal computer:

Your personal computer should be equipped with the proper software to access the Internet (browser) such as Internet Explorer 5.5 SP2 or higher versions, or Netscape 6.2 or higher versions.

For mobile phone:

A 128-bit SSL (encoded communication) is required to use a mobile phone. (For the purpose of ensuring security, only mobile phones with the 128-bit SSL (encoded communication) function may access the website; some types of mobile phones may not be used to access it.)

Should you have any inquiries regarding exercising voting rights via the Internet, please contact the transfer agent below:

The Sumitomo Trust & Banking Co., Ltd.
Transfer Agent Business Dept.,
Free dial: 0120-186-417 (24 hours)

For institutional investors:

The Electronic Voting Platform for Institutional Investors operated by ICJ, Inc. is available for institutional investors as a method of exercising voting rights at the Company’s shareholders meeting.

- End -

This Notice and Reference Document for Shareholders Meeting are posted on the Company’s website (http://www.ms-ins.com). Should any amendment be made, the Company will publish the amended versions on the website.

Reference Document for Shareholders Meeting

Items of Business and Reference Matters:

First Item:  Approval of Share Transfer Plan

1. Reasons for Executing Share Transfer:

The Mitsui Sumitomo Insurance Group, focusing on the domestic non-life insurance business as its core business, is also involved in a wide range of business, such as the life insurance business, overseas business, financial services business and risk-related business and has been working to promote the development and diversification of its businesses. In order to realize the “New Challenge 10 (Mitsui Sumitomo Insurance Group Medium-Term Management Plan Fiscal 2007 — 2010),” a medium-term management plan and whereby the Group aims to become one of the world’s top-level insurance and financial groups, seeking sustainable development with corporate quality as its primary competitive edge, the Group will seek, by shifting to a holding company structure, to promptly and flexibly develop and operate its businesses in a manner consistent with the markets in each of the businesses it operates in and simultaneously make full use of the Group’s total power by pursuing synergies.

(1)	To enhance business management and to seek group synergies:

•	The newly-created holding company will focus on designing overall group strategies, allocating management resources, and supervising and monitoring the group as a whole, using a corporate governance structure for the Group where the holding company plays a central role. By carrying this out, the Group will seek to achieve an enhanced business management, risk management and compliance structure, as well as to clearly identify the management issues for the Group, and promptly implement measures for those issues.

•	The Group will seek to develop, from the perspective of maximizing the interests of the group as a whole, a strategic approach across the group companies, taking advantage of our customer base and the business know-how of the group companies involved in strategic businesses.

•	The Group will seek, by identifying and consolidating the operations that the various businesses of the group have in common and by developing a system in which those common operations may be jointly utilized, to achieve higher quality and more efficient operations for the Group as a whole.

(2)	To enable more rapid decision-making:

•	The Group will seek to establish a structure whereby each group company can concentrate on its particular business area and flexibly respond to market trends through more rapid decision-making. In order to achieve this, the Group will promote the delegation of authority to group companies based on a clarification of the strategic role and responsibility of each group company.

(3)	To develop human resources through various business and personnel structure:

•	By introducing a management, organizational and personnel structure that is responsive to the particular business area and market environment of each group company, the Group will seek to expand the areas of activity of its officers and employees and to fully achieve its potential.

•	By establishing an effective personnel structure that allows officers and employees to exploit their talent and achieve their goals, and by promoting their development, the Group will seek to enhance their job satisfaction.

2.	Contents of Share Transfer Plan:

The contents of the share transfer plan are as set out in the Share Transfer Plan below.

SHARE TRANSFER PLAN

Mitsui Sumitomo Insurance Company, Limited (the “Company”) sets forth this share transfer plan (this “Plan”) as follows in carrying out the share transfer (the “Share Transfer”) to establish the parent company (the “Holding Company”) that owns the Company as its wholly-owned subsidiary.

Article 1  Purpose, Trade Name, Location of Head Office and Total Number of Authorized Shares

1. The trade name and location of head office of the Holding Company are as follows:

(1)	Trade name:

Mitsui Sumitomo Insurance Group Holdings, Inc.

(2)	Location of head office:

Chuo-ku, Tokyo

2. In addition to the preceding paragraph, the purpose, total number of authorized shares and other matters to be provided for in the Holding Company’s articles of incorporation are as set out in the Articles of Incorporation of Mitsui Sumitomo Insurance Group Holdings, Inc. attached to this Plan.

Article 2 Names of Directors and Corporate Auditors and Name of Accounting Auditor at the Time of Incorporation of the Holding Company

1. The names of the persons who will become directors at the time of incorporation of the Holding Company are as follows:

Yoshiaki Shin
Toshiaki Egashira
Toshihiro Nakagawa
Isamu Endo
Hiromi Asano
Katsuaki Ikeda
Hitoshi Ichihara
Yasuyoshi Karasawa
Susumu Fujimoto
Eiko Kono
Kenji Koroyasu
Iwao Taka
Toshihiko Seki

2. The names of the persons who will become corporate auditors at the time of incorporation of the Holding Company are as follows:

Takashi Yamashita
Yoshio Iijima
Sosuke Yasuda
Daiken Tsunoda

3. The name of the person who will become a substitute corporate auditor to fill vacancies of any outside corporate auditor at the time of incorporation of the Holding Company is as follows:

Kuniaki Nomura

4. The name of the accounting auditor at the time of incorporation of the Holding Company is as follows:

KPMG AZSA & Co.

Article 3 Shares to be Delivered upon the Share Transfer and Allotment of the Shares

1. Upon the Share Transfer, the Holding Company will deliver shares of common stock to the shareholders of the Company in the number equal to the last number of issued shares of the Company on the day immediately prior to the Incorporation Date defined in Article 5 multiplied by 0.3 (any fraction of a share will be rounded down to the nearest whole share), in exchange for the shares of the Company held by such shareholders.

2. Upon the Share Transfer, the Holding Company will allot its shares set out in the preceding paragraph to the shareholders of the Company (including beneficial shareholders; the same applies hereinafter) entered or recorded in the final shareholders registry (including the beneficial shareholders registry) of the Company as of the day immediately prior to the Incorporation Date defined in Article 5 at a rate of 0.3 share of common stock of the Holding Company against one share of common stock of the Company held by such shareholders.

Article 4 Amount of Stated Capital and Reserves of the Holding Company

The amount of the stated capital and reserves at the time of incorporation of the Holding Company are as follows:

(1)	Amount of stated capital: 100,000,000,000 yen

(2)	Amount of capital reserves: 179,191,046,990 yen

(3)	Amount of retained earnings reserves: 0 yen

Article 5 Incorporation Date

The date on which the incorporation of the Holding Company should be registered (the “Incorporation Date”) will be April 1, 2008. However, the Incorporation Date may be changed by a resolution of the board of directors of the Company when necessary in accordance with the progress of the procedures.

Article 6 Stock Exchange on which the Holding Company’s Shares are to be Listed

The Holding Company is scheduled to list its shares of common stock on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange on the Incorporation Date.

Article 7 Administrator of Shareholders Registry of the Holding Company

The administrator of shareholders registry of the Holding Company will be the Sumitomo Trust and Banking Co., Ltd.

Article 8 Change of Circumstances

If the financial or management conditions of the Company are materially changed due to a natural disaster or any other cause during the period from the execution of this Plan to the Incorporation Date, the terms and conditions of the Share Transfer may be changed or the Share Transfer may be cancelled by a resolution of the board of directors of the Company.

Article 9 Effectiveness of this Plan

This Plan will be invalid if this Plan is not approved at the general meeting of shareholders of the Company, or approvals from the relevant authorities under domestic or foreign laws and regulations (including the filings to the relevant authorities becoming effective) is not obtained.

November 20, 2007

Mitsui Sumitomo Insurance Group Holdings, Inc.
Articles of Incorporation

Chapter I.  General Provisions

(Trade Name)
Article 1.

The name of the Company shall be MITSUI SUMITOMO KAIJO GROUP HOLDINGS KABUSHIKI KAISHA, which in English shall be Mitsui Sumitomo Insurance Group Holdings, Inc.

(Purpose)
Article 2.
The purpose of the Company shall be to engage in the following businesses as an insurance holding company:

1. management and administration of non-life insurance companies, life insurance companies and companies that it may own as its subsidiaries under the Insurance Business Law; and

2. any other business incidental to the business provided for in the preceding item.

(Location of Head Office)
Article 3.
The Company shall have its head office in Chuo-ku, Tokyo.

(Governance Structure)
Article 4.

The Company shall have in place, in addition to shareholders meetings and directors:

(1) A board of directors;

(2) Corporate auditors;

(3) A board of corporate auditors; and,

(4) One or more accounting auditors.

(Method of Public Notice)
Article 5.

The method by which public notices are made by the Company shall be electronic public notice, which shall be substituted by publication in the Nihon Keizai Shimbun published in Tokyo and Osaka if an electronic public notice is impracticable for such reason as an accident or unavoidable event.

Chapter II. Shares

(Total Number of Authorized Shares)
Article 6.

The total number of authorized shares of the Company shall be 900,000,000.

(Issuance of Share Certificate)
Article 7.

The Company shall issue share certificates for its shares.

(Acquisition of Company’s Own Shares)
Article 8.

The Company may acquire its own shares through market transactions, etc., upon a resolution of the Board of Directors under Article 165, Paragraph 2, of the Companies Act.

(Number of Shares Constituting One Unit and Non-Issuance of Share Certificates for Less Than One Unit)
Article 9.

1. The number shares of the Company constituting one unit shall be 100.

2. Notwithstanding Article 7, the Company shall not issue share certificates representing shares less than one unit except as provided under the Share Handling Regulations.

(Rights Pertaining to Shares Less Than One Unit)
Article 10.

No shareholder (which hereafter includes beneficial shareholders) of the Company shall be entitled to exercise any right with respect to shares less than one unit held by such shareholder except for any of the following rights:

(1) the rights provided in the items in Article 189, Paragraph 2, of the Companies Act;

(2) the right to allotment of the right to subscribe for shares and stock acquisition rights that are proportionate to the number of shares already held by the shareholder; and

(3) the right to demand as provided in the following Article.

(Purchase of Shares Less Than One Unit)
Article 11.

Each shareholder may demand the Company to sell to such shareholder such number of shares that, together with the number of shares less than one unit already held by such shareholder, will constitute a unit in accordance with the Share Handling Regulations.

(Administrator of Shareholders Registry)
Article 12.

1. The Company shall have in place an administrator of shareholders registry.

2. The administrator of shareholders registry and the place of its office shall be designated by resolution of the Board of Directors and the Company shall give public notice of them.

3. The preparation, maintenance and other administration relating to the Company’s shareholders registry (which hereafter includes the beneficial shareholders registry), stock acquisition rights registry, and lost share certificates registry shall be delegated to the administrator of shareholders registry; they shall not be handled by the Company.

(Share Handling Regulations)
Article 13.

The administration of and handling and fees concerning the Company’s shares, and the procedures for exercising shareholder rights and other related matters shall be governed by the Share Handling Regulations, as set out by the Board of Directors, except as otherwise provided by laws and regulations or the Articles of Incorporation.

Chapter III. Shareholders Meetings

(Convening of Shareholders Meetings)
Article 14.

Annual shareholders meetings of the Company shall be convened within 3 months of the close of each business year; extraordinary shareholders meetings shall be convened from time to time when necessary.

(Place of Convocation)
Article 15.

Shareholders meetings of the Company shall be convened within the area of the 23 wards of Tokyo.

(Record Date for Annual Shareholders Meeting)

Article 16.

The record date for the annual shareholders meeting of the Company shall be March 31 every year.

(Chairman of Shareholders Meeting)
Article 17.

1. The President and Director shall chair shareholders meetings. If the President and Director is unable to do so, the Director next in the order previously determined by the Board of Directors shall act in his or her place.

2. The chair of a shareholders meeting convened at a shareholder’s demand shall be mutually elected by and from among the shareholders present.

(Reference Documents for Shareholders Meeting, Etc. Deemed Provided)
Article 18.

The Company may deem information relating to matters required to be specified or recorded in reference documents for shareholders meetings, business reports, financial statements, and consolidated financial statements as having being provided to shareholders when such information is disclosed via the Internet in accordance with laws and regulations.

(Manner of Resolution)
Article 19.

1. Except as otherwise provided by laws and regulations or by the Articles of Incorporation, resolutions of shareholders meetings shall be adopted by a majority of votes of the shareholders entitled to exercise their voting rights and present.

2. The resolution provided for in Article 309, Paragraph 2, of the Companies Act shall be adopted by a two thirds or more of votes of the shareholders present at the meeting where the shareholders holding one third or more of the voting rights of the shareholders entitled to exercise their voting rights are present.

(Voting by Proxy)
Article 20.

1. A shareholder may vote through a proxy, who must be a shareholder who has a voting right.

2. A shareholder or his or her proxy, shall at each shareholders meeting submit to the Company document evidencing the authority of proxy.

Chapter IV. Directors and the Board of Directors

(Number of Directors)
Article 21.

The Company shall not have more than 15 Directors.

(Election of Director)
Article 22.

1. Directors shall be elected at shareholders meeting.

2. Resolutions to elect Directors shall be adopted by a majority votes of the shareholders present at the meeting where the shareholders holding one third or more of the voting rights of the shareholders entitled to exercise their voting rights are present.

3. Cumulative voting shall not be used in elections of Directors.

(Term of Office)
Article 23.

The term of a Director shall expire at the close of the annual shareholders meeting for the last business year ending within 1 year of the Director’s election.

(Election for Filling a Vacancy)
Article 24.

A vacancy in a Director’s position need not be filled unless the number of remaining Directors violates the minimum number of directors provided by laws and regulations.

(Representative Director and Director’s Title)
Article 25.

1. The Board of Directors shall by its resolution appoint one or more Representative Directors.

2. The Board of Directors may by its resolution appoint one or more Chairman and Directors, Vice Chairman and Directors, President and Directors, Vice President and Directors, Senior Managing Directors, and Managing Directors.

(Convocation of Board of Directors Meetings)
Article 26.

1. Board of Directors meetings shall be convened by the Chairman and Director except as otherwise provided by laws and regulations.

2. If the office of Chairman and Director is vacant or the Chairman and Director is unable to do so, the President and Director shall act in his or her place. If the President and Director is unable to do so, the Director next in the order previously determined by the Board of Directors shall act in his or her place.

3. The convocation notice for a Board of Directors meeting shall be sent to each Director and each Corporate Auditor at least 3 days prior the date of the meeting. However, that period may be shortened in the event of an emergency.

(Omission of Resolution of the Board of Directors)
Article 27.

The Company shall deem that a resolution of the Board of Directors has been adopted when the requirements provided for in Article 370 of the Companies Act have been satisfied.

(Regulations of the Board of Directors)
Article 28.

The administration of the Board of Directors shall be governed by the Regulations of the Board of Directors as set out by the Board of Directors, except as otherwise provided by laws and regulations or the Articles of Incorporation.

(Remuneration of Director)
Article 29.

Compensation and other proprietary interests received from the Company as consideration for performance of duties (“Remuneration”) of Directors shall be determined by resolution at a shareholders meeting.

(Exemption of Director’s Liability)
Article 30.

1. The Company may, in accordance with Article 426, Paragraph 1, of the Companies Act and by resolution of the Board of Directors, exempt to the extent permitted by laws and regulations a Director (including retired Director) from liability for damages arising out of breach of the Director’s duties.

2. The Company may, in accordance with Article 427, Paragraph 1, of the Companies Act, enter into an agreement with an Outside Director limiting the Outside Director’s liability for damages arising out of breach of the Outside Director’s duty. However, the maximum amount to which that liability may be limited by such an agreement shall be the sum of the amounts set out in the items in Article 425, Paragraph 1, of the Companies Act.

Chapter V. Corporate Auditors and the Board of Corporate Auditors

(Number of Corporate Auditors)
Article 31.

The Company shall not have more than 6 Corporate Auditors.

(Election of Corporate Auditor)
Article 32.

1. Corporate Auditors shall be elected at shareholders meetings.

2. Resolutions to elect Corporate Auditors shall be adopted by a majority votes of the shareholders present at the meeting where the shareholders holding one third or more of the voting rights of the shareholders entitled to exercise their voting rights are present.

(Effectiveness of Election of Substitute Corporate Auditor)
Article 33.

The effectiveness of the election of a substitute Corporate Auditor shall expire on the commencement of the annual shareholders meeting for the last business year ending within 4 years of such substitute Corporate Auditor’s election, unless the period is shortened at such resolution.

(Term of Office)
Article 34.

The term of a Corporate Auditor shall expire at the close of the annual shareholders meeting for the last business year ending within 4 years of the Corporate Auditor’s election.

(Election for Filling a Vacancy)
Article 35.

A vacancy in a Corporate Auditor’s position need not be filled unless the number of remaining Corporate Auditors violates the minimum number of corporate auditors provided by laws and regulations.

(Full-time Corporate Auditor and Standing Corporate Auditor)
Article 36.

1. The Board of Corporate Auditors shall by its resolution appoint one or more full-time Corporate Auditors.

2. The Board of Corporate Auditors may by its resolution appoint one or more standing Corporate Auditors.

(Convocation of Board of Corporate Auditors Meeting)
Article 37.

The convocation notice for a Board of Corporate Auditors meeting must be sent to each Corporate Auditor at least 3 days prior to the date of the meeting. However, that period may be shortened in the event of an emergency.

(Regulations of the Board of Corporate Auditors)
Article 38.

The administration of the Board of Corporate Auditors shall be governed by the Regulations of the Board of Corporate Auditors as set out by the Board of Corporate Auditors, except as otherwise provided by laws and regulations or the Articles of Incorporation.

(Remuneration of Corporate Auditor)
Article 39.

Remuneration of Corporate Auditors shall be determined by resolution at a shareholders meeting.

(Exemption of Corporate Auditor’s Liability)
Article 40.

(1) The Company may, in accordance with Article 426, Paragraph 1, of the Companies Act and by resolution of the Board of Directors, exempt to the extent permitted by laws and regulations a Corporate Auditor (including retired Corporate Auditor) from liability for damages arising out of breach of the Corporate Auditor’s duties.

(2) The Company may, in accordance with Article 427, Paragraph 1, of the Companies Act, enter into an agreement with an Outside Corporate Auditor limiting the Outside Corporate Auditor’s liability for damages arising out of breach of the Outside Corporate Auditor’s duty. However, the maximum amount to which that liability may be limited by such an agreement shall be the sum of the amounts set out the in the items in Article 425, Paragraph 1, of the Companies Act.

Chapter VI. Accounts

(Business Year)
Article 41.

The business year of the Company shall start on April 1 of every year and end on March 31 of the following year.

(Dividends)
Article 42.

1. The record date for year-end dividends of the Company shall be March 31 ever year.

2. The Company may, by resolution of the Board of Directors, pay interim dividends, the record date for which shall be September 30 every year.

3. The Company may fix a record date and pay dividends otherwise than as set out in the preceding two paragraphs.

4. If the dividend is payable in cash and 3 full years passes after the date it becomes payable, the Company shall be exempt from any obligation to pay the dividend.

5. No interest shall accrue on the dividend provided for in the preceding paragraph.

Supplementary Provisions

(First Business Year)
Article 1.

Notwithstanding Article 41, the first business year of the Company shall start on the date of incorporation of the Company and end on March 31, 2009.

(Remuneration of Initial Directors and Corporate Auditors)
Article 2.

Notwithstanding Articles 29 and 39, the Remuneration of a Director for the period ending at the close of the first annual shareholders meeting of the Company shall not be more than 500,000,000 yen per annum (excluding the portion of remuneration as an employee for any director who is also an employee), and the Remuneration of Corporate Auditors for the period ending at the close of the first annual shareholders meeting of the Company shall not be more than 110,000,000 yen per annum.

(Deletion of the Supplementary Provisions)
Article 3.

These supplementary provisions are to be deleted at the close of the first annual shareholders meeting.

3. Matters concerning the Appropriateness of Matters Specified in Article 773, Paragraph 1, Items 5 and 6, of the Companies Act

This Share Transfer is to be executed solely by the Company and is to establish one parent corporation that will wholly own the Company as its subsidiary (the “Parent Corporation”), and there thus will be no practical change between the shareholding profile of either the Company or the Parent Corporation as at the time of the Share Transfer. Therefore, 0.3 of a share of common stock of the Parent Corporation will be allotted in exchange for 1 share of common stock of the Company, and the Articles of Incorporation of the Parent Corporation will provide that the number of shares constituting one unit is 100 shares. The purpose is first to ensure that no harm is caused to shareholders and also to expand the individual investor base and enhance the liquidity of shares by making the unit of investment in the Holding Company shares approximately one-third of the unit of investment in the Company shares. As a consequence, the number of shares of the Parent Corporation to be issued is anticipated to be 453,955,464.

Given the reasons set out above, the Company has not obtained a third party’s opinion on the transfer ratio.

Also, the amounts of stated capital and reserves of Mitsui Sumitomo Insurance Group Holdings, Inc. herein proposed are to be within the amount provided for in Article 83 of the Companies Accounting Rules (kaisha keisan kisoku).

The Company believes that the matters set out above are appropriate in light of the purposes and the size of the Parent Corporation and its capital policy and other matters after its incorporation.

4. Matters Concerning the Persons to be Directors of the Parent Corporation to be Incorporated by Share Transfer:

The persons to be Directors of ’Mitsui Sumitomo Insurance Group Holdings, Inc.’ are as follows:

Number of Shares
Name	Résumé, Representative Status of Other Entities, etc., if any,		of the Company
(Date of Birth)	and Position and Duties at the Company		Owned

	April 1968	Entered The Sumitomo Marine and Fire Insurance Co., Ltd.
	June 1990	General Manager of Second Production Dept. of Osaka
	Oct. 1990	General Manager of Second Production Dept. of Osaka Head Office
	June 1992	General Manager of Secretariat & Corporate Planning Dept.
	June 1995	Director, General Manager of Secretariat & Corporate Planning Dept.
	June 1998	Managing Director
Yoshiaki Shin	June 1999	Managing Director, General Manager of Kanto & Koshinetsu Regional Headquarters
(Nov. 4, 1945)	June 2000	Managing Director, General Manager of Risk	92,961 shares
	June 2000	Management Planning Group & General Manager of Kanto & Koshinetsu Regional Headquarters Managing Director, Managing Executive Officer, General Manager of Risk Management Planning Group & General Manager of Kanto & Koshinetsu Regional Headquarters
	Oct. 2001	Managing Director, Managing Executive Officer, the Company
	June 2002	Senior Managing Director, Senior Executive Officer
	April 2005	Director, Vice President Executive Officer
	April 2006	Director, Chief Executive Officer
	June 2006	Chairman & Director, Chief Executive Officer
	Aug. 2006	Chairman & Director (present)
Position and duties at the Company Chairman & Director

Number of Shares
Name	Résumé, Representative Status of Other Entities, etc., if any,		of the Company
(Date of Birth)	and Position and Duties at the Company		Owned

	April 1972	Entered the Company
	April 1995	General Manager of Guarantee and Credit Dept. of Non-Marine Underwriting Dept.
	June 1997	General Manager of Corporate Planning Dept.
	April 1999	General Manager of Non-Marine Underwriting Dept. of Underwriting Div.
	May 2000	General Manager, Corporate Planning Dept. (seconded to The General Insurance Association of Japan )
	April 2001	General Manager of Non-Marine Underwriting Dept. of Underwriting Div.
	Oct. 2001	Executive Officer, General Manager of Fire & Casualty Underwriting Dept.
Toshiaki Egashira	June 2002	Executive Officer, General Manager of Chugoku Div.	13,000 shares
(Nov. 30, 1948)	June 2003	Managing Executive Officer, General Manager of Chugoku Div.
	April 2004	Managing Executive Officer, General Manager of Kanagawa & Shizuoka Div.
	Oct. 2005	Managing Executive Officer, General Manager of Kanagawa & Shizuoka Div. and General Manager for Claim Handling Service Reform, Kanagawa & Shizuoka Div.
	April 2006	Chief Executive Officer
	June 2006	President & Director, Chief Executive Officer
	Sep. 2006	Director, President & CEO (present)
Position and duties at the Company Representative Director, President & CEO
	April 1972	Entered The Sumitomo Marine and Fire Insurance Co., Ltd.
	April 1996	General Manager of Saitamahigashi Branch
	Feb. 1998	General Manager of Okayama Branch
	June 2000	General Manager of Chugoku & Shikoku Regional Headquarters
	June 2000	Executive Officer, General Manager of Chugoku & Shikoku Regional Headquarters
	Oct. 2001	Executive Officer, General Manager of Shikoku Div., the Company
Toshihiro Nakagawa	June 2002	Executive Officer, General Manager of Chiba & Saitama Div.	43,000 shares
(July 14, 1948)	April 2004	Managing Executive Officer, General Manager of Kanto & Koshinetsu Div.
	Oct. 2005	Managing Executive Officer, General Manager of Kanto & Koshinetsu Div. and General Manager for Claim Handling Service Reform, Kanto & Koshinetsu Div.
	April 2006	Senior Executive Officer, General Manager of Kanto & Koshinetsu Div. and General Manager for Claim Handling Service Reform, Kanto & Koshinetsu Div.
	April 2007	Senior Executive Officer, General Manager of Kanto & Koshinetsu Div. and General Manager for Claim Handling Service Innovation, Kanto & Koshinetsu Div. (present)
	May 1972	Entered the Company

Number of Shares
Name	Résumé, Representative Status of Other Entities, etc., if any,		of the Company
(Date of Birth)	and Position and Duties at the Company		Owned

	April 1997	General Manager of Corporate Planning Dept., in charge of secretary
	Nov. 1997	General Manager of Corporate Planning Dept. in charge of secretary and General Manager of Corporate Transformation Dept.
	April 1998	General Manager of Corporate Planning Dept., in charge of secretary and corporate transformation
	Aug. 1998	General Manager of Corporate Planning Dept., in charge of corporate transformation
	April 2000	General Manager of International Dept.
	June 2000	General Manager of International Dept. and General Manager of Compliance Dept.
Isamu Endo (Nov. 13, 1948)	Oct. 2001	General Manager of Commercial Production Dept.2nd of Tokyo Commercial Business Div. 2nd	9,000 shares
	June 2003	Executive Officer, General Manager of Commercial Production Dept. 2nd of Tokyo Commercial Business Div. 2nd
	April 2004	Executive Officer, General Manager of International Dept.
	April 2005	Managing Executive Officer, General Manager of International Dept.
	July 2005	Managing Executive Officer
	April 2006	Senior Executive Officer
	June 2007	Director, Senior Executive Officer (present)
Position and duties at the Company Director, Senior Executive Officer Central & South America Dept., Reinsurance Dept., International Dept. Overseas Business
	April 1973	Entered The Sumitomo Marine and Fire Insurance Co., Ltd.
	June 1995	General Manager of Sendai Branch
	April 1997	General Manager for Planning of Secretariat & Corporate Planning Dept. & General Manager of Business Rationalization Dept.
	June 1998	General Manager of Secretariat & Corporate Planning Dept. & General Manager of Business Rationalization Dept.
	Feb. 2000	General Manager of Integration Planning Dept.
	June 2000	Executive Officer, General Manager of Integration Planning Dept.
	June 2001	Director, Executive Officer, General Manager of Integration Planning Dept.
Hiromi Asano (Dec. 13, 1950)	Oct. 2001	Director, Executive Officer, General Manager of Corporate Planning Dept., the Company	29,816 shares
	April 2004	Managing Director, Managing Executive Officer
	April 2005	Director, Managing Executive Officer
	April 2006	Director, Senior Executive Officer
	Oct. 2006	Director, Senior Executive Officer, General Manager of Underwriting Div. (present)

Number of Shares
Name	Résumé, Representative Status of Other Entities, etc., if any,		of the Company
(Date of Birth)	and Position and Duties at the Company		Owned

Position and Duties of the Company
Director, Senior Executive Officer
General Manager of Underwriting Div.
Financial Risk Management Dept.
Aerospace Insurance (re-insurance and underwriting), Product Innovation

	April 1974	Entered the Company
	April 1998	General Manager of Financial Guarantee & Derivatives Dept. of Investment Div.
	June 1999	General Manager of Accounting Dept.
	June 2003	Director, Executive Officer, General Manager of Accounting Dept.
Katsuaki Ikeda	April 2005	Director, Managing Executive Officer	22,000 shares
(Sep. 8, 1951)	April 2006	Director, Managing Executive Officer, General Manager of Financial Service Div. (present)
Position and duties at the Company Director, Managing Executive Officer General Manager of Financial Service Div. Investor Relations, Global Accounting Administration, Financial Services Business
	April 1974	Entered the Company
	April 2001	General Manager of Office Processing Dept.
	Oct. 2001	General Manager for Process Integration, Office Processing Dept.
	July 2002	General Manager of Office Processing Dept.
Hitoshi Ichihara	April 2004	Executive Officer, General Manager of Human Resources Dept.	15,000 shares
	April 2006	Managing Executive Officer
(June 19, 1951)	June 2006	Director, Managing Executive Officer (present)

Position and duties at the Company
Director, Managing Executive Officer
Human Resources Dept., General Affairs Dept., Real Estate Dept.,
Internal Audit Dept.,Information Technology Planning Dept., Office Processing Dept.

	April 1975	Entered The Sumitomo Marine and Fire Insurance Co., Ltd.
	June 1998	General Manager of Corporate Communications Dept.
	Feb. 2000	General Manager of Secretariat & Corporate Planning Dept., and General Manager of Business Rationalization Dept.
	April 2000	General Manager of Secretariat & Corporate Planning Dept.
	Oct. 2001	General Manager, Corporate Planning Dept., the Company
	July 2002	General Manager of Investment Planning Dept. of Financial Service Div.
Yasuyoshi Karasawa	April 2004	Executive Officer, General Manager of Corporate Planning Dept.	14,000 shares
(Oct. 27, 1950)	June 2005	Director, Executive Officer, General Manager of Corporate Planning Dept.
	April 2006	Director, Managing Executive Officer (present)

Number of Shares
Name	Résumé, Representative Status of Other Entities, etc., if any,		of the Company
(Date of Birth)	and Position and Duties at the Company		Owned

Position and duties at the Company
Director, Managing Executive Officer
Corporate Planning Dept.(excluding Investor Relations), Corporate Communications Dept., Shareholder Relations & Legal Dept., Secretariat of Audit Committee
Capital Policy, Corporate Value Maximization, Life Insurance Business, Risk-Related Business, Information Security Management

	April 1972	Entered the Ministry of Finance (the “MOF”)
	June 1998	Director-General of Yokohama Customs, MOF
	July 1999	Deputy Director-General, Customs and Tariff Bureau, MOF
Susumu Fujimoto	July 2002	Executive Director, European Bank for Reconstruction and Development	7,000 shares
(Dec. 5, 1948)	Aug. 2005	Advisor, the Company
	June 2007	Director, the Company (present)
Position and duties at the Company Director
	Dec. 1969	Entered Nippon Recruit Center CO., LTD. (Currently, Recruit Co., Ltd.
	April 1984	Director, Deputy General Manager of Advertising Business Division of the said company
	Nov. 1984	Director, General Manager of Advertising Business of the said company
	Aug. 1985	Managing Director of the said company
	Nov. 1986	Senior Managing Director of the said company
Eiko Kono	July 1994	Executive Vice President and Director of the said company	0 share
(Jan. 1, 1946)	June 1997	President and Board Director of the said company
	June 2003	Chairperson of the Board and CEO of the said company
	April 2004	Chairperson of the Board of the said company
	June 2004	Corporate Auditor of the Company
	June 2005	Special Advisor, Recruit Co., Ltd. (present) Director, the Company (present)
Position and duties at the Company Director
	April 1967	Public Prosecutor, Tokyo District Public Prosecutors Office
	Jan. 1996	Deputy Vice-Minister of Justice
	Dec. 1997	Director of the General Affairs Department, Supreme Public Prosecutors Office
	April 1999	Director of the Criminal Affairs Department, Supreme Public Prosecutors Office
	Dec. 1999	President, Research and Training Institute of the Ministry of Justice
Kenji Koroyasu	May 2001	Superintending Public Prosecutor, Sapporo High Public Prosecutors Office	0 share
(April 16, 1942)	June 2002	Superintending Public Prosecutor, Nagoya High Public Prosecutors Office
	Feb. 2003	Superintending Public Prosecutor, Osaka High Public Prosecutors Office
	July 2004	Admitted as Attorney-at-Law Of Counsel, Tokyo Eiwa Attorneys At Law (present)
	June 2005	Director, the Company (present)

Number of Shares
Name	Résumé, Representative Status of Other Entities, etc., if any,		of the Company
(Date of Birth)	and Position and Duties at the Company		Owned

Position and duties at the Company Director
	April 1985	Researcher, Studies on Business and Economy, The Institute of Moralogy
	April 1996	Associate Professor, Reitaku University International School of Economics and Business Administration
Iwao Taka	April 2001	Professor, Reitaku University International School of Economics and Business Administration and Senior Director, Reitaku University Business Ethics and Compliance Research Center	2,000 shares
	April 2002	Professor, Reitaku University C. Hiroike School of Graduate Studies of Economics and Business Administration and Senior Director, Reitaku University Business Ethics and Compliance Research Center
(Mar. 10, 1956)	April 2003	Professor, Reitaku University C. Hiroike School of Graduate Studies of Economics and Business Administration and Chief Director, Reitaku University Business Ethics and Compliance Research Center (present)
	June 2005	Director, the Company (present)
Position and duties at the Company Director
	April 1977	Associate Professor, School of Law, Tohoku University
	April 1984	Professor, School of Law, Tohoku University
	April 2000	Professor, Tohoku University Law School
Toshihiko Seki	April 2004	Honorary Professor, Tohoku University (present), Professor, Hosei University Law School (present)	0 share
(Feb. 28, 1941)	May 2004	Admitted as Attorney-at-law
	June 2007	Director, the Company (persent)
Position and duties at the Company Director

(Notes)  1. Ms. Eiko Kono, Messrs. Kenji Koroyasu, Iwao Taka and Toshihiko Seki are each candidate for outside Director.

2. The matters to be particularly mentioned with respect to the candidates for outside Directors are as follows:

(1) Reasons for election of the candidates for outside Directors:

(i) Ms. Eiko Kono has held such positions as President and Board Director, Chairperson of the Board and CEO of Recruit Co., Ltd. The Company, therefore, requests the shareholders to elect her as outside Director so her experience and insight as a manager may be reflected in the management of Mitsui Sumitomo Insurance Group Holdings, Inc.

(ii) Mr. Kenji Koroyasu held the position of Superintending Public Prosecutor of Nagoya High Public Prosecutors Office and Osaka High Public Prosecutors Office, and he is also an attorney-at-law. The Company requests the shareholders to elect him as outside Director so his legal knowledge and experience may be reflected in the management of Mitsui Sumitomo Insurance Group Holdings, Inc.

(iii) Mr. Iwao Taka holds the position of the Chief Director of Reitaku University Business Ethics and Compliance Research Center. The Company requests the shareholders to elect him as outside Director so his knowledge and experience as a corporate ethics researcher may be reflected in the management of Mitsui Sumitomo Insurance Group Holdings, Inc.

(iv) Mr. Toshihiko Seki has held the positions of professor at Tohoku University’s School of Law, and Hosei University’s Graduate School of Law. The Company requests the shareholders to elect him as outside Director so his knowledge and experience as a legal scholar may be reflected in the management of Mitsui Sumitomo Insurance Group Holdings, Inc.

(2) The grounds on which the Company considers a candidate for outside Director will be able to appropriately perform the duties of outside Director, notwithstanding the fact that the candidate has not in the past been involved in the management of a corporation expect as outside directors or outside corporate auditors:

(i) The Company considers Mr. Kenji Koroyasu will be able to appropriately perform the duties of outside Director given his professional knowledge and experience as a legal professional.

(ii) The Company considers Mr. Iwao Taka will be able to appropriately perform the duties of outside Director given his professional knowledge and experience with on corporate ethics.

(iii) The Company considers Mr. Toshihiko Seki will be able to appropriately perform the duties of outside Director given his professional knowledge and his experience with law.

(3) Terms of office since the candidates first assumed the office of outside Director of the Company:

The terms of office of Ms. Eiko Kono, Messrs. Kenji Koroyasu and Iwao Taka as outside Directors of the Company will be approximately 2 years and 7 months as upon the close of this Extraordinary Shareholders Meeting, and the term of office of Mr. Toshihiko Seki as outside Director of the Company will be approximately 7 months as upon the close of this Extraordinary Shareholders Meeting

(4) Agreement to limit outside Director’s liability:

The Company maintains an agreement with Ms. Eiko Kono and Messrs. Kenji Koroyasu, Iwao Taka, and Toshihiko Seki, in order to allow them to exercise their capabilities as expected, that limits their liability for damage caused to the Company by breach of duties of an outside Director if the outside Director has performed the duties in good faith and without gross negligence. The limit of such liability under the agreements is the sum of the amounts provided by the items in Article 425, Paragraph 1 of the Companies Act. Mitsui Sumitomo Insurance Group Holdings, Inc. is expected, if and when incorporated, to enter into an agreement with each of the persons above that limits, to the sum of the amounts provided by the items in Article 425, Paragraph 1, of the Companies Act., their liability for damage caused to Mitsui Sumitomo Insurance Group Holdings, Inc. by breach of duties of an outside Director if such outside Director has performed the duties in good faith and without gross negligence.

5. Matters Concerning the Persons to be Corporate Auditors of the Parent Corporation to be Incorporated by Share Transfer:

The persons to be Corporate Auditors of ‘Mitsui Sumitomo Insurance Group Holdings, Inc.’ are as follows:

Number of Shares
Name	Résumé, Representative Status of Other Entities, etc., if any,		of the Company
(Date of Birth)	and Position and Duties at the Company		Owned

	April 1969	Entered the Company
	Nov. 1996	General Manager, Commercial Marketing Dept.
	June 1997	General Manager, Investment Dept.
	Mar. 1998	General Manager, Corporate Planning Dept.
	Oct. 1998	General Manager of Financial Services Planning Dept.
	April 2000	General Manager of Corporate Planning Dept.
	June 2000	Officer, Director, General Manager of Corporate Planning Dept.
Takashi Yamashita	Oct. 2001	Director, Executive Officer, Deputy General Manager of Financial Service Div. & General Manager of Financial Business Dept. of Financial Service Div.	28,000 shares

Number of Shares
Name	Résumé, Representative Status of Other Entities, etc., if any,		of the Company
(Date of Birth)	and Position and Duties at the Company		Owned

(July 7, 1946)	June 2002	Managing Director, Managing Executive Officer, General Manager of Financial Service Div.
	April 2004	Senior Managing Director, Senior Executive Officer, General Manager of Financial Service Div.
	April 2005	Director, Vice President Executive Officer, General Manager of Financial Service Div.
	April 2006	Special Advisor
	June 2007	Standing Corporate Auditor (present)
Position and duties at the Company Standing Corporate Auditor
	April 1973	Entered The Sumitomo Marine and Fire Insurance Co., Ltd.
	Mar. 1997	General Manager of International Reinsurance Dept.
	Nov. 1998	General Manager of Reinsurance Dept.
	April 2000	General Manager of European Dept.
Yoshio Iijima	Oct. 2001	General Manager of Singapore Dept. of Asia Div.,	16,427 shares
(Sep. 7, 1949)	June 2003	the Company Executive Officer, General Manager of Asia Div. 2nd
	April 2006	Advisor (present)
Representative Status of Other Entities, etc.
Chairman, MSIG Holdings (Americas) Inc.
	April 1979	Registered as Certified Public Accountants
	June 1980	Representative, Sousuke Yasuda Tax Accountant Office (present)
	Feb. 1983	Representative, Tokyo Akasaka CPA Joint Office
	July 1993	Senior Partner, Tokyo Akasaka & Co.
Sosuke Yasuda	Oct. 1999	Managing Partner, Tokyo Hokuto & Co. (currently Gyosei & Co.)	0 share
(Dec. 15, 1943)	Sep. 2001	Supervising Officer, Japan Prime Realty Investment Corporation (present)
	June 2005	Corporate Auditor, the Company (present)
	Jan. 2008	Representative Partner, Gyosei & Co.
Position and duties at the Company Corporate Auditor
Daiken Tsunoda	April 1994	Admitted as Attorney-at-Law Attorney-at-law, Mori Sogo Law Office (currently, Mori Hamada & Matsumoto)	0 share

(Jan. 29, 1967)	Mar. 2003	Attorney at Law, Nakamura & Tsunoda (currently, Nakamura, Tsunoda & Matsumoto) (present)

(Notes)  1. Messrs. Sosuke Yasuda and Daiken Tsunoda are each candidate for outside Corporate Auditor.

2. The matters to be particularly mentioned with respect to the candidates for outside Corporate Auditors are as follows:

(1) Reasons for election of the candidates for outside Corporate Auditors:

(i) Mr. Sosuke Yasuda holds the position of Representative Partner of Gyosei & Co. The Company requests the shareholders to elect him as outside Corporate Auditor so his knowledge and experience as a certified public accountant may be reflected in the management of Mitsui Sumitomo Insurance Group Holdings, Inc.

(ii) Mr. Daiken Tsunoda is a qualified attorney at law. The Company requests the shareholders to elect him as outside Corporate Auditor so his legal knowledge and experience may be reflected in the management of Mitsui Sumitomo Insurance Group Holdings, Inc.

(2) The incident of violation of laws and ordinances or the Articles of Incorporation or other unlawful execution of business during a candidate for outside Corporate Auditor’s term of office after his or her last election, action taken by such Corporate Auditor for the prevention of such incident and action taken by such Corporate Auditor in response to such incident:

The Company received from the Financial Services Agency an order for partial suspension of business under Article 133 of the Insurance Business Law and a remedial action order for business under Article 132, paragraph 1 of the same law on June 21, 2006, due to inappropriate nonpayment of claims relating to the third sector products and failures to pay claims for incidental expenses and other extraordinary expenses, among other facts.

Mr. Sosuke Yasuda had regularly insisted on the importance of legal compliance and customer protection at the meetings of the Board of Directors and in other occasions. Furthermore, he has been fulfilling his duties such as by making suggestions for prevention of recurrence along with the Company’s implementation of drastic revision of its operations.

(3) The grounds on which the Company considers a candidate for outside Corporate Auditor will be able to appropriately perform the duties of outside corporate auditor, notwithstanding the fact that the candidate has not in the past been involved in the management of a corporation expect as outside directors or outside corporate auditors:

(i) The Company considers Mr. Sosuke Yasuda will be able to appropriately perform the duties of outside Corporate Auditor given his professional knowledge and experience as a certified public accountant.

(ii) The Company considers Mr. Daiken Tsunoda will be able to appropriately perform the duties of outside Corporate Auditor given his professional knowledge and his experience as a legal professional.

(4) Terms of office since the candidate first assumed as the office of outside Corporate Auditor of the Company:

The term of office of Mr. Sosuke Yasuda as outside Corporate Auditor of the Company will be approximately 2 years and 7 months as upon the close of this Extraordinary Shareholders Meeting.

(5) Agreement to limit outside Corporate Auditor’s liability:

The Company maintains an agreement with Mr. Sosuke Yasuda, in order to allow him to exercise his capabilities as expected, that limits his liability for damage caused to the Company by breach of duties of an outside Corporate Auditor if the outside Corporate Auditor has performed the duties in good faith and without gross negligence. The limit of such liability under the agreement is the sum of the amounts provided by the items in Article 425, Paragraph 1 of the Companies Act. Mitsui Sumitomo Insurance Group Holdings, Inc. is expected, if and when incorporated, to enter into an agreement with Messrs. Sosuke Yasuda and Daiken Tsunoda that limits, to the sum of the amounts provided by the items in Article 425, Paragraph 1 of the Companies Act., their liability for damage caused to Mitsui Sumitomo Insurance Group Holdings, Inc. by breach of duties of an outside Corporate Auditor if such outside Corporate Auditor has performed the duties in good faith and without gross negligence.

3. Mr. Yoshio Iijima will retire as Special Advisor of the Company and Chairman of MSIG Holdings (Americas), Inc. as of March 31, 2008.

4. Mr. Daiken Tsunoda will retire as Substitute Corporate Auditor of the Company as of March 31, 2008.

6. Matters Concerning the Person to be Substitute Corporate Auditor of the Parent Corporation to be Incorporated by Share Transfer:

The person to be Substitute Corporate Auditor of ’Mitsui Sumitomo Insurance Group Holdings, Inc.’ is as follows:

Number of shares
Name	Résumé, Representative Status of Other Entities, etc., if any,		of the Company
(Date of Birth)	and Position and Duties at the Company		Owned

Kuniaki Nomura	April 1970	Admitted as Attorney-at-Law
		Attorney at Law, Yanagida Law Office (currently Yanagida & Nomura) (present)	0 share
(June 13, 1945)	June 2006	Corporate Auditor, the Company (present)
Position and duties at the Company Corporate Auditor

(Notes) 1. Mr. Kuniaki Nomura is a candidate for substitute outside Corporate Auditor and is proposed as a substitute for all outside Corporate Auditors in case the number of corporate auditors falls below the minimum number provided by laws and ordinances.

2. Prior to the effectiveness of the Share Transfer, the election as substitute corporate auditor may be cancelled by resolution of the Board of Directors of the Company. Once the Share Transfer takes effect, the election as substitute corporate auditor may be cancelled prior to assumption of office by resolution of the Board of Directors of Mitsui Sumitomo Insurance Group Holdings, Inc. upon approval of the Board of Corporate Auditors of Mitsui Sumitomo Insurance Group Holdings, Inc.

3. The matters to be particularly mentioned with respect to the candidate for substitute outside Corporate Auditor are as follows:

(1) Reasons for election of the candidate for substitute outside Corporate Auditor:

Mr. Kuniaki Nomura is a qualified attorney at law. The Company requests the shareholders to elect him as outside Corporate Auditor so his legal knowledge and experience may be reflected in the management of Mitsui Sumitomo Insurance Group Holdings, Inc.

(2) The ground on which the Company considers a candidate for substitute outside Corporate Auditor will be able to appropriately perform the duties of outside corporate auditor, notwithstanding the fact that the candidate has not in the past been involved in the management of a corporation expect as outside directors or outside corporate auditors:

The Company considers Mr. Kuniaki Nomura will be able to appropriately perform the duties of outside Corporate Auditor given his professional knowledge and experience as a legal professional.

(3) Terms of office since the candidate first assumed the office of outside Corporate Auditor of the Company:

The term of office of Mr. Kuniaki Nomura as outside Corporate Auditor of the Company will be approximately 1 year and 7 months as upon the close of this Extraordinary Shareholders Meeting.

(4) Agreement to limit outside Corporate Auditor’s liability:

The Company maintains an agreement with Mr. Kuniaki Nomura, in order to allow him to exercise his capabilities as expected, that limits his liability for damage caused to the Company by breach of duties of an outside Corporate Auditor if the outside Corporate Auditor has performed the duties in good faith and without gross negligence. The limit of such liability under the agreement is the sum of the amounts provided by the items in Article 425, Paragraph 1 of the Companies Act. Mitsui Sumitomo Insurance Group Holdings, Inc. is expected, if incorporated and if and when Mr. Kuniaki Nomura assumes the office of outside Corporate Auditor, to enter into an agreement with Mr. Kuniaki Nomura that limits, to the sum of the amounts provided by the items in Article 425, Paragraph 1 of the Companies Act., his liability for damage caused to Mitsui Sumitomo Insurance Group Holdings, Inc. by breach of duties of an outside

Corporate Auditor if the outside Corporate Auditor has performed the duties in good faith and without gross negligence.

7. Matters Concerning the Person to be Accounting Auditor of the Parent Corporation to be Incorporated by Share Transfer:

The person to be Accounting Auditor of ’Mitsui Sumitomo Insurance Group Holdings, Inc.’ is as follows:

Name	KPMG AZSA & Co.

Location of Principal Office	1-2 Tsukudo-cho, Shinjuku-ku, Tokyo
	July 1985	Established as Asahi Shinwa & Co.
History	Oct. 1993	Merged with Inoue Saito Eiwa Audit Corporation (established April, 1978) and renamed as Asahi & Co.
	Jan. 2004	Merged with KPMG AZSA & Co. (established February, 2003) and renamed as KPMG AZSA & Co.
Amount of Capital:
3,800 million yen
Number of Employees
Summary (As of Sep. 30, 2007)		Certified Public Accountants: 1,782 Assistant Certified Accountants: 1,255 Others: 1,004 Total: 4,041
Number of Clients:
5,572

Second Item:  Amendment to the Articles of Incorporation

1. Reason for Amendment:

If the First Item is approved as proposed, Mitsui Sumitomo Insurance Group Holdings, Inc., the parent corporation to be incorporated by share transfer, will become the Company’s only shareholder the day the parent corporation to be incorporated by share transfer is incorporated, and the the record date for annual shareholder meetings therefore will become unnecessary. In this connection, the Company proposes that the provision for Record Date for Annual Shareholders Meeting in Current Article 16 be deleted, and the subsequent provisions be renumbered accordingly.

A resolution on this Item will take effect on March 30, 2008, on the condition that the First Item has been approved as proposed, the Share Transfer Plan as approved under the First Item has not been rendered invalid as of the day immediately prior to March 30, 2008, and this Share Transfer has not been cancelled.

2. Details of Amendment

Details of the proposed amendment are as set out below under ’Comparison between Current Articles of Incorporation and Proposed Amendment to the Articles of Incorporation’.

Comparison between Current Articles of Incorporation
and Proposed Amendments to the Articles of Incorporation

(Parts proposed to be amended are underlined.)

Current Articles of Incorporation	Proposed amendment

(Record Date for Annual Shareholders Meeting)
Article 16.	(To be deleted.)
The record date for the annual shareholder meeting of the Company shall every year be March 31.
Article 17. ~ Article 42.	Article 16. ~ Article 41.
(Provisions intentionally omitted.)	(As currently provided.)

(Reference):

The Company expects to pay dividends (year-end dividends) for the Company’s 91st business year (from April 1, 2007 to March 31, 2008) to the shareholders (including beneficial shareholders) or registered pledgees of shares entered or recorded in the final shareholders registries (including beneficial shareholders registries) as of March 31, 2008.

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